Exhibit 99.1

11695 Johns Creek Pkwy. Johns Creek, GA 30097 NEWS RELEASE

For media information: Mike O’Sullivan (937) 242-4786 mike.osullivan@teradata.com	For investor information: Gregg Swearingen (937) 242-4600 gregg.swearingen@teradata.com

For Release on February 10, 2011

Teradata Announces Record 2010 Fourth Quarter and Full-Year Results

•	Fourth-quarter revenue grew 10 percent, up 10 percent in constant currency (1)

•	2010 full-year revenue grew 13 percent, up 12 percent in constant currency (1)

•	Fourth-quarter GAAP EPS of $0.50, non-GAAP EPS of $ 0.53 (2)

•	2010 full-year GAAP EPS of $1.77, versus $1.46 in 2009

•	2010 full-year non-GAAP EPS of $1.86 versus $1.56 in 2009 (2)

•	Fourth-quarter cash from operations of $148 million, versus $91 million in 2009

ATLANTA – Teradata Corporation (NYSE: TDC) today reported revenue of $548 million for the quarter ended December 31, 2010, an increase of 10 percent from $496 million in 2009. For the full-year 2010, revenue was $1.936 billion, a 13 percent increase from $1.709 billion in 2009. The full-year revenue comparison included 1 percentage point of benefit from currency translation.(1)

Gross margin in the fourth quarter of 55.7 percent was down slightly from the 56.0 percent reported in the fourth quarter of 2009. The gross margin decline from the strong prior- year period resulted from the Americas and Asia Pacific Japan regions seeing a less favorable deal mix as compared to the prior-year period. Gross margin for full year 2010 was 56.2 percent, a meaningful increase from 54.9 percent in 2009. The increase in gross margin for the full year was driven primarily by improvements in product gross margin.

Teradata reported fourth-quarter net income under Generally Accepted Accounting Principles (GAAP) of $85 million, or $0.50 per diluted share, which compared to GAAP net

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income of $84 million, or $0.48 per diluted share, in the fourth quarter of 2009. For the full year 2010, Teradata reported GAAP net income of $301 million, or $1.77 per diluted share, which compared to GAAP net income of $254 million or $1.46 per diluted share, for the full year 2009. Excluding stock-based compensation expense, non-GAAP EPS was $0.53 in the fourth quarter of 2010, versus $0.50 in the fourth quarter of 2009.(2) Excluding stock-based compensation expense for both full-year periods, as well as an impairment charge in the third quarter of 2009, non-GAAP earnings for full-year 2010 was $1.86 per diluted share, compared to $1.56 per diluted share in 2009.(2)

“Teradata had an excellent year in 2010, generating record financial results and adding the highest number of new customers since 2002. We continued to increase investments to advance our technology, services, solutions, partnerships and market coverage,” said Mike Koehler, president and chief executive officer of Teradata Corporation.

These are exciting times for Teradata and our customers. We are positioned better than ever to help more customers manage and extract value from the accelerating explosion of data and new data types, and help them gain competitive advantage in their respective markets.”

Regional Operating Segment Results

Teradata reports its results in three regional operating segments.

Americas

Teradata generated $341 million of revenue in its Americas region in the fourth quarter of 2010, up 14 percent from $300 million in the fourth quarter of 2009. Currency translation benefited revenue growth in the Americas by 1 percentage point in the fourth quarter. (1) For the full year, revenue in the Americas region increased 19 percent to $1.166 billion in 2010, from $981 million in 2009. The full-year revenue comparison in the Americas region also benefited from 1 percentage point from currency translation.

Gross margin in the Americas region in the fourth quarter of 2010 was 60.1 percent, down from 60.7 percent achieved in the fourth quarter of 2009. The gross margin decline from the strong prior year period resulted from a less favorable deal mix as compared to the prior-year period. Gross margin in the Americas region for full year 2010 was 60.2 percent, compared to 58.1 percent in 2009. The increase was due to improved product margin.

Europe, Middle East and Africa (EMEA)

Revenue in Teradata’s EMEA region in the fourth quarter of 2010 was $119 million, up 12 percent from $106 million generated in the fourth quarter of 2009. Currency translation negatively impacted the revenue comparison in the EMEA region by 7 percentage points. (1) For the full year 2010, revenue in the EMEA region increased 3 percent to $442 million. However, the full-year revenue comparison was negatively impacted by 3 percentage points from currency translation.(1)

Gross margin in the EMEA region in the fourth quarter of 2010 was 52.1 percent compared to 51.9 percent reported in the fourth quarter of 2009. For the full year 2010, gross margin of 52.5 percent was down from 53.5 percent in 2009, due to a less favorable mix of product revenues versus services revenue, as well as somewhat lower services margin, which were offset in part by higher product margin.

Asia Pacific / Japan (APJ)

Teradata generated $88 million of revenue in its APJ region in the fourth quarter of 2010, a 2 percent decrease from $90 million in the fourth quarter of 2009. The revenue comparison in the APJ region was benefited by 7 percentage points from currency translation. (1) For the full year 2010, revenue in the APJ region grew 10 percent to $328 million. Currency translation provided 8 percentage points of benefit in the full-year revenue comparison. (1)

Gross margin in the APJ region in the fourth quarter of 2010 was 43.2 percent, compared to 45.6 percent in the fourth quarter of 2009. Gross margin declined in the quarter due to lower consulting and product margins, offset in part by higher maintenance margin, as compared to the prior-year period. Gross margin in the APJ region for full year 2010 increased to 47.0 percent from 46.3 percent in 2009, due to a more favorable mix of product revenue versus services revenue.

Operating Income

Fourth-quarter operating income of $117 million improved from $106 million reported in the fourth quarter of 2009. In the quarter, higher revenue more than offset increased investment in selling, general and administrative expense as well as research and development expense. Full-year operating income was $415 million in 2010, versus $338 million in 2009. For the full year, higher revenue and favorable gross margin more than offset the increased investment in selling, general and administrative expense and research and development expense.

Other Items

The effective income tax rate in the fourth quarter of 2010 was 27 percent, which compared to a 21 percent tax rate in the prior year period. The effective income tax rate for the full year 2010 was 27 percent, versus the 2009 tax rate of 24 percent. The higher rate, for both the fourth quarter and the full year, was due to a higher portion of Teradata’s pre-tax income generated in the United States in 2010 as compared to 2009.

Cash Flow

During the fourth quarter of 2010, Teradata generated $148 million of cash from operating activities, compared to $91 million in the prior-year period. Capital expenditures in the fourth quarter totaled $21 million compared to $27 million in the fourth quarter of 2009. Teradata generated $127 million of free cash flow (cash from operations less capital expenditures and additions to capitalized software) (3) in the fourth quarter of 2010, versus $64 million in the same period in 2009, a 98 percent increase.

For the full year, cash from operating activities was $413 million, versus $455 million generated in 2009. Teradata’s free cash flow for the full year was $330 million, versus $367 million generated in 2009.(3) The year-over-year decline in cash from operations and free cash flow reflects Teradata’s successful reduction of its accounts receivable balance in 2009. Teradata’s accounts receivable balance increased in 2010 due to higher revenue volumes.

	For the Periods Ended December 31 (in millions)
	Three Months		Twelve Months
	2010	2009	2010	2009

Net Income (GAAP)	$85	$84	$301	$254

Cash provided by operating activities (GAAP)	$148	$91	$413	$455
Less capital expenditures for:
Expenditures for property and equipment	(9)	(11)	(34)	(29)
Additions to capitalized software	(12)	(16)	(49)	(59)

Total capital expenditures	(21)	(27)	(83)	(88)

Free Cash Flow (non-GAAP measure) (3)	$127	$64	$330	$367

Balance Sheet

Teradata ended 2010 with $883 million in cash and short-term investments, a $142 million increase from September 30, 2010, and a $222 million increase from December 31, 2009. During 2010, the company repurchased 3 million shares for approximately $88 million. In 2009, the company repurchased 7 million shares for approximately $174 million.

As of December 31, 2010, Teradata had $300 million available through a pre-arranged credit facility, however no funds were drawn from the credit facility. On January 21, 2011, Teradata completed its acquisition of Aprimo, funding the purchase price by borrowing $300 million from the existing credit facility and using approximately $225 million of cash.

2011 Outlook

In 2011, Teradata expects revenue to increase approximately 12 to 14 percent from the revenue it generated in 2010. Reflected in the company’s 2011 revenue guidance is the loss of approximately 1 percentage point of revenue growth due to the required adjustment of Aprimo’s deferred revenue which will negatively impact the revenue recognized from the Aprimo business in 2011. Teradata anticipates that currency fluctuations will benefit the year-over-year revenue comparison by approximately 2 percentage points, based on currency rates on January 31, 2011.

GAAP earnings per share in 2011 is expected to be in the $1.80 to $1.90 range. Excluding items associated with the Aprimo acquisition (which include the estimated purchase accounting adjustments, the amortization of acquisition-related intangible assets, and transaction and integration costs) as well as stock-based compensation expense, non-GAAP EPS for 2011 is expected to be in the $2.10 to $2.20 range.

2010 Fourth-Quarter Earnings Conference Call

A conference call is scheduled today at 8:30 a.m. (EST) to discuss the company’s fourth-quarter and full-year 2010 results. Access to the conference call, as well as a replay of the call, is available on Teradata’s web site at www.teradata.com/investor.

Supplemental financial information regarding Teradata’s operating results is also available on the Investor Relations page of Teradata’s web site.

About Teradata

Teradata Corporation (NYSE: TDC) is the world’s largest company solely focused on raising intelligence and achieving enterprise agility through its database software, enterprise data warehousing, data warehouse appliances, consulting, and enterprise analytics. Visit Teradata on the web at www.teradata.com.

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Teradata is a trademark or registered trademark of Teradata Corporation in the United States and other countries.

1.	The impact of currency is determined by calculating the prior-period results using the current-year monthly average currency rates. See the foreign currency schedule on the Investor Relations page of the company’s web site www.teradata.com/investor.

	For the Periods Ended December 31 (in millions)
	Three Months				Twelve Months
	2010	2009	% Chg As Rept’d	% Chg CC	2010	2009	% Chg As Rept’d	% Chg CC
Revenue

Products (software/hardware)	$267	$239	12%	11%	$933	$772	21%	20%

Consulting services	156	140	11%	11%	536	497	8%	6%
Maintenance services	125	117	7%	7%	467	440	6%	5%

Total services	281	257	9%	9%	1,003	937	7%	6%

Total revenue	$548	$496	10%	10%	$1,936	$1,709	13%	12%

	2010	2009	% Chg As Rept’d	% Chg CC	2010	2009	% Chg As Rept’d	% Chg CC
By segment/region
Americas region	$341	$300	14%	13%	$1,166	$981	19%	18%
EMEA region	119	106	12%	19%	442	430	3%	6%
APJ region	88	90	-2%	-9%	328	298	10%	2%

Total revenue	$548	$496	10%	10%	$1,936	$1,709	13%	12%

2.	Teradata reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures (such as free cash flow and non-GAAP EPS which excludes certain items) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for or superior to results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

The following table reconciles Teradata’s actual and projected earnings per diluted share, or EPS, under GAAP to the company’s actual and projected non-GAAP EPS for the periods presented, which exclude certain items. Our management regularly uses supplemental non-GAAP financial measures, such as EPS excluding certain items, internally to understand, manage and evaluate our business and make operating decisions. The company believes such non-GAAP financial measures provide useful information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations and results. The company also believes this information is useful for investors because it can provide consistency and comparability with past reports and projections of future results.

	Q4 2010	Q4 2009	FY 2010	FY 2009	2011 Guidance

Reconciliation of GAAP to Non-GAAP Measures:

Diluted Earnings Per Share (GAAP)	$0.50	$0.48	$1.77	$1.46	$1.80 - $1.90

Excluding:

Stock-based compensation expense	$0.03	$0.02	$0.09	$0.08	$0.11
Impairment charge				$0.02
Estimated purchase accounting adjustment					$0.09
Amortization of acquisition-related intangible assets					$0.06
Transaction and integration costs					$0.04

Adjusted Diluted Earnings Per Share (Non-GAAP)	$0.53	$0.50	$1.86	$1.56	$2.10 - $2.20

3.	As described above, the company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided/used by operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation or as a substitute for or superior to results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause Teradata’s actual results to differ materially. In addition to the factors discussed in this release, other risks and uncertainties could affect our future results, and could cause actual results to differ materially from those expressed in such forward-looking statements. Such factors include those relating to: the global economic environment in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers, and other general economic and business conditions; the rapidly changing and intensely competitive nature of the information technology industry and the enterprise data warehousing business, including the increased pressure on price/performance for data warehousing solutions; fluctuations in our operating results, unanticipated delays or accelerations in our sales cycles and the difficulty of accurately estimating revenues; risks inherent in operating in foreign countries, including the impact of economic, political, legal, regulatory, compliance, cultural, foreign currency fluctuations and other conditions abroad; the timely and successful development, production or acquisition and market acceptance of new and existing products and services, including our ability to accelerate market acceptance of new products and services as well as the reliability, quality and operability of new products because of the difficulty and complexity associated with their testing and production; tax rates; turnover of workforce and the ability to attract and retain skilled employees; availability and successful exploitation of new acquisition and alliance opportunities; our ability to execute integration plans for newly acquired entities, including the possibility that expected synergies and operating efficiencies may not be achieved, that such integration efforts may be more difficult, time-consuming or costly than expected, and that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; recurring revenue may decline or fail to be renewed; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors described from time to time in the company’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K and subsequent quarterly reports on Forms 10-Q, as well as the company’s annual reports to stockholders The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in millions, except per share amounts)

	For the Period Ended December 31
	Three Months			Twelve Months
	2010	2009	% Chg	2010	2009	% Chg
Revenue

Products	$267	$239	12%	$933	$772	21%
Services	281	257	9%	1,003	937	7%

Total revenue	548	496	10%	1,936	1,709	13%

Product gross margin	176	162		627	503
% of Revenue	65.9%	67.8%		67.2%	65.2%
Services gross margin	129	116		461	435
% of Revenue	45.9%	45.1%		46.0%	46.4%

Total gross margin	305	278		1,088	938
% of Revenue	55.7%	56.0%		56.2%	54.9%

Selling, general and administrative expenses	149	138		526	483
Research and development expenses	39	34		147	117

Income from operations	117	106		415	338
% of Revenue	21.4%	21.4%		21.4%	19.8%

Other expense, net	(1)	—		(1)	(4)

Income before income taxes	116	106		414	334
% of Revenue	21.2%	21.4%		21.4%	19.5%

Income tax expense	31	22		113	80

% Tax rate	27%	21%		27%	24%

Net income	$85	$84		$301	$254

% of Revenue	15.5%	16.9%		15.5%	14.9%

Net income per common share
Basic	$0.51	$0.49		$1.80	$1.48
Diluted	$0.50	$0.48		$1.77	$1.46

Weighted average common shares outstanding
Basic	167.7	170.2		167.4	171.9
Diluted	171.0	173.2		170.4	173.9

Schedule B

TERADATA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	December 31, 2010	September 30, 2010	December 31, 2009
Assets

Current assets
Cash and cash equivalents	$883	$741	$661
Accounts receivable, net	402	411	387
Inventories	65	65	47
Other current assets	56	55	57

Total current assets	1,406	1,272	1,152

Property and equipment, net	105	103	95
Capitalized software, net	116	114	102
Goodwill	136	136	109
Deferred income taxes	59	69	84
Other assets	61	61	27

Total assets	$1,883	$1,755	$1,569

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$102	$88	$102
Payroll and benefits liabilities	134	124	109
Deferred revenue	263	265	256
Other current liabilities	70	73	76

Total current liabilities	569	550	543

Pension and other postemployment plan liabilities	85	85	83
Other liabilities	40	36	33

Total liabilities	694	671	659

Stockholders’ equity
Preferred stock	—	—	—
Common stock	2	2	2
Paid-in capital	690	663	622
Treasury Stock	(399)	(399)	(311)
Retained earnings	884	800	583
Accumulated other comprehensive income	12	18	14

Total stockholders’ equity	1,189	1,084	910

Total liabilities and stockholders’ equity	$1,883	$1,755	$1,569

Schedule C

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Period Ended December 31
	Three Months		Twelve Months
	2010	2009	2010	2009
Operating activities
Net income	$85	$84	$301	$254

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17	17	60	63
Stock-based compensation expense	8	6	26	23
Excess tax benefit from stock-based compensation	(7)	(3)	(10)	(5)
Deferred income taxes	25	18	41	41
Impairment on equity investment	—	—	—	5
Changes in assets and liabilities:
Receivables	9	(61)	(15)	60
Inventories	—	(1)	(18)	(2)
Current payables and accrued expenses	16	31	9	15
Deferred revenue	(1)	(11)	10	(4)
Other assets and liabilities	(4)	11	9	5

Net cash provided by operating activities	148	91	413	455

Investing activities
Proceeds from sales and maturities of short-term investments	—	—	—	65
Purchases of short-term investments	—	—	—	(25)
Expenditures for property and equipment	(9)	(11)	(34)	(29)
Additions to capitalized software	(12)	(16)	(49)	(59)
Other investing activities and business acquisitions, net	(1)	(15)	(62)	(9)

Net cash used in investing activities	(22)	(42)	(145)	(57)

Financing activities
Repurchases of common stock	—	(103)	(88)	(174)
Excess tax benefit from stock-based compensation	7	3	10	5
Other financing activities, net	10	11	31	25

Net cash provided by (used in) financing activities	17	(89)	(47)	(144)

Effect of exchange rate changes on cash and cash equivalents	(1)	(3)	1	5

Increase (decrease) in cash and cash equivalents	142	(43)	222	259
Cash and cash equivalents at beginning of period	741	704	661	402

Cash and cash equivalents at end of period	$883	$661	$883	$661

Schedule D

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions)

	For the Period Ended December 31
	Three Months				Twelve Months
	2010	2009	% Change As Reported	% Change Constant Currency	2010	2009	% Change As Reported	% Change Constant Currency
Revenue

Americas	$341	$300	14%	13%	$1,166	$981	19%	18%
EMEA	119	106	12%	19%	442	430	3%	6%
APJ	88	90	-2%	-9%	328	298	10%	2%

Total revenue	548	496	10%	10%	1,936	1,709	13%	12%

Segment gross margin

Americas	205	182			702	570
% of Revenue	60.1%	60.7%			60.2%	58.1%
EMEA	62	55			232	230
% of Revenue	52.1%	51.9%			52.5%	53.5%
APJ	38	41			154	138
% of Revenue	43.2%	45.6%			47.0%	46.3%

Total gross margin	305	278			1,088	938
% of Revenue	55.7%	56.0%			56.2%	54.9%

Selling, general and administrative expenses	149	138			526	483
Research and development expenses	39	34			147	117

Income from operations	$117	$106			$415	$338

% of Revenue	21.4%	21.4%			21.4%	19.8%